EXHIBIT 5.1

May 17, 2004

Optical Cable Corporation

5290 Concourse Drive

Roanoke, Virginia 24019

RE:	Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Optical Cable Corporation (the “Company”), relating to (1) 250,000 common shares of the Company, no par value, to be offered pursuant to the Optical Cable Corporation’s 2004 Non-Employee Directors Stock Plan and (2) the 3,123 Common Stock of the Company, no par value, to be offered pursuant to Stock Option Agreements for non-employee directors dated February 12, 2002 (together, the “Plans”).

We have examined copies, certified or otherwise identified to our satisfaction, of the Plans and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and have made such inquiries of officers and representatives of the Company as to factual matters as we have considered relevant and necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that the Plans’ common shares have been validly authorized and, when issued or sold in accordance with the terms of the Plans, respectively, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are persons whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/    McGuireWoods LLP